Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of VIT Utilities Series, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the series were elected as follows:
Number of Shares
Nominee                                  For       Withhold Authority
Jeffrey L. Shames                16,506,202.255     459,454.254
John W. Ballen                   16,504,284.809     461,371.700
Lawrence H. Cohn                 16,503,478.058     462,178.451
J. David Gibbons                 16,474,422.050     491,234.464
William R. Gutow                 16,503,198.822     462,457.687
J. Atwood Ives                   16,502,918.432     462,738.077
Abby M. O'Neill                  16,482,366.390     483,290.119
Lawrence T. Perera               16,504,414.200     461,242.309
William J. Poorvu                16,497,454.393     468,202.116
Arnold D. Scott                  16,508,394.988     457,261.521
J. Dale Sherratt                 16,518,226.421     447,430.088
Elaine R. Smith                  16,516,317.800     449,338.709
Ward Smith                       16,492,010.361     473,646.148
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 16,083,480.116
Against 224,329.050
Abstain 657,847.343
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 15,984,430.840
Against 264,238.660
Abstain 716,987.009
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 16,056,417.131
Against 227,981.087
Abstain 681,258.291
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 16,303,056.168
Against 102,492.325
Abstain 560,108.016